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                                                                    EXHIBIT 99.1

                               CLECO CORPORATION
                           2030 Donahue Ferry Road
                          Pineville, Louisiana 71360


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                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
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TIME. . . . . . . . . . .     9:00 a.m., Central time, on Friday, May 14, 1999

PLACE . . . . . . . . . .     Radisson Hotel Bentley
                              200 DeSoto Street
                              Alexandria, Louisiana

ITEMS OF BUSINESS . . . .     (1)  To adopt a holding company proposal,
                                   including approval of the plan of
                                   reorganization and share exchange agreement included as Appendix ___ to the accompanying proxy statement, such that Cleco Corporation and its current subsidiaries will each become subsidiaries of a publicly-traded holding company.

                              (2) To elect three directors who will each serve a three-year term expiring in 2002.

                              (3) To appoint PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 1999.

                              (4)  To transact such other business as may
                                   properly come before the annual meeting or any adjournments.

RECORD DATE . . . . . . .     You can vote if you are a shareholder of record as
                              of the close of business on April 5, 1999.

ANNUAL REPORT . . . . . .     Our 1998 Annual Report, which is not a part of the
                              proxy soliciting material, is enclosed.

PROXY VOTING. . . . . . .     It is important that your shares be represented
                              and voted at the annual meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

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DISSENTER'S RIGHTS. . . .     Holders of preferred stock who comply with the
                              procedural requirements of the Business
                              Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the share exchange is effected upon approval by less than eighty percent of the outstanding shares of preferred stock.
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                                                            Michael P. Prudhomme
                                                             Secretary-Treasurer

April ___, 1999





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